UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019

PROTAGONIST THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37852	98-0505495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 140

Newark, California 94560-1160

(Address of principal executive offices, including zip code)

(510) 474-0170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	PTGX	The Nasdaq Stock Market, LLC

Item 1.01      Entry into a Material Definitive Agreement.

On May 7, 2019, Protagonist Therapeutics, Inc. (the “Company”) entered into an amendment (the “First Amendment”) to the License and Collaboration Agreement (“License Agreement”), dated May 27, 2017, by and between the Company and Janssen Biotech, Inc., a Pennsylvania corporation (“Janssen”), which First Amendment became effective on May 7, 2019.

The License Agreement was entered into for the development, manufacture and commercialization of PTG-200 worldwide for the treatment of Crohn’s disease (“CD”) and ulcerative colitis (“UC”). PTG-200 is the Company’s oral gut-restricted Interleukin (“IL”)-23 receptor antagonist drug candidate currently in development.

The First Amendment builds upon the Company’s ongoing development collaboration with Janssen for PTG-200 and upon effectiveness of the First Amendment, Janssen will pay the Company a $25.0 million milestone payment. The new agreement expands the scope of the License Agreement by supporting efforts towards second generation IL-23 receptor antagonists.

In addition, under the terms of the First Amendment, the Company will be eligible to receive up to over $1.0 billion in additional research, development, regulatory and sales milestones.  As part of the new research collaboration, Janssen will pay certain costs and milestones related to advancing pre-clinical candidates through Phase 1 studies, including funding of a certain number of full-time equivalent employees (“FTEs”) at the Company for a set period of time and funding of the research activities of such FTEs.

The Company will continue to receive clinical development, regulatory and commercial milestones if Janssen elects to retain its license following completion of Phase 2a and/or Phase 2b studies with PTG-200 and/or second-generation analogs. Following the conclusion of the planned Phase 2a portion of a Phase 2 clinical trial with respect to PTG-200 and/or second-generation analogs, if Janssen elects to maintain its license rights and continue the development of PTG-200 and/or second-generation analogs in the Phase 2b portion of such clinical trial (the “First Opt-in”), the Company would be eligible to receive a $50.0 million payment. Following the conclusion of the planned Phase 2b portion of a Phase 2 clinical trial with respect to PTG-200 and/or second-generation analogs, if Janssen elects to maintain its license rights (the “Second Opt-in”), among other things, the Company would  be eligible to receive a $50.0 million payment. If Janssen does not make the Second Opt-in election, with respect to PTG-200 and/or a second-generation analog, the License Agreement would terminate.

Janssen will receive exclusive, worldwide rights to develop and commercialize PTG-200 and any second-generation analogs derived from the research collaboration contemplated by the License Agreement and the First Amendment. Pursuant to the First Amendment, the Company will be eligible to receive tiered royalties on net product sales at percentages ranging from mid-single digits to ten. As set forth in the First Amendment, the Company will also be eligible for certain additional milestone payments including a potential payment of either $100.0 million upon a Phase 3 CD clinical trial reaching a primary clinical endpoint with respect to PTG-200 or $115.0 million upon a Phase 3 CD clinical trial reaching a primary clinical endpoint with respect to a second-generation analog.

The Company and Janssen will jointly conduct the development of PTG-200 through completion of a Phase 2b study in CD. Janssen will be responsible for further development and commercialization activities beyond Phase 2 development. According to the terms of the First Amendment, the Company will have the right to co-detail PTG-200 and any second-generation compounds derived from the collaboration in the U.S. market.

The description of the terms and conditions of the First Amendment set forth herein is not complete and is qualified in its entirety by reference to the text of the First Amendment, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2019 and is incorporated herein by reference. For a description of the material terms of the License Agreement, please see our Current Report on Form 8-K filed on May 30, 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protagonist Therapeutics, Inc.

Dated: May 8, 2019

	By:	/s/ Dinesh V. Patel, Ph.D.
Dinesh V. Patel, Ph.D.
President and Chief Executive Officer

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